Exhibit 5.2

233 S. Wacker Drive, Suite 5800 Chicago, Illinois 60606 Tel: +1.312.876.7700 Fax: +1.312.993.9767 www.lw.com FIRM / AFFILIATE OFFICES
September 25, 2013	Abu Dhabi	Milan
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Discover Bank, as Originator

  of Discover Card Master Trust I

12 Read’s Way

New Castle, Delaware 19720

Re:	Discover Card Master Trust I, Series 2007-CC
Registration Statement on Form S-3 filed September 25, 2013
Credit Card Pass-Through Certificate

Ladies and Gentlemen:

We have acted as special counsel to Discover Bank, a Delaware banking corporation, in connection with the registration by Discover Card Master Trust I (the “Trust”) of the Series 2007-CC Collateral Certificate (the “Certificate”). The certificate was issued pursuant to the Second Amended and Restated Pooling and Servicing Agreement dated as of June 4, 2010, as amended and supplemented on or prior to the date hereof, incorporated by reference to Exhibit 4.1 of the Registration Statement (defined below) (the “Pooling and Servicing Agreement”), as supplemented by the Series Supplement related to the Certificate, as amended by the Amendment to Specified Series Supplements dated as of June 4, 2010, incorporated by reference to Exhibit 4.2(a) of the Registration Statement (the “Series 2007-CC Series Supplement”), incorporated by reference to Exhibit 4.2 of the Registration Statement, each by and between Discover Bank as Master Servicer, Servicer and Seller, and U.S. Bank National Association as Trustee (the “Trustee”), and pursuant to a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on September 25, 2013 (the “Registration Statement”), and the related prospectus and prospectus supplement included therein (together, the “Prospectus”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or Prospectus, other than as expressly stated herein with respect to the issue of the Certificate.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of Discover Bank, the Trust, and others as to factual matters without having independently verified such factual matters.

September 25, 2013

We are opining herein as to the internal laws of the State of New York, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any local agencies within any state.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, the Certificate is validly issued, fully paid and nonassessable, enforceable in accordance with its terms and entitled to the benefits of the Pooling and Servicing Agreement and the Series 2007-CC Series Supplement.

Our opinion is subject to (a) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (b) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; and (c) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy. We are not passing upon the creation, validity, attachment, perfection, or priority of any lien or security interest.

In connection with the exception set forth in clause (a) above, we call your attention to the fact that (i) the Federal Deposit Insurance Corporation, as receiver for NextBank, N.A., has taken the position in regard to NextBank, N.A.’s credit card securitizations that an amortization event related solely to the receivership of the sponsoring bank is unenforceable and has also indicated in a footnote to an interagency advisory, jointly issued with other federal regulatory agencies, that this type of amortization event may be void or voidable under the Federal Deposit Insurance Act and (ii) the Federal Deposit Insurance Act has been amended to impose an automatic stay of 45 to 90 days, as applicable, on certain actions with respect to contracts involving a bank for which a conservator or receiver has been appointed, which may also affect the ability to declare an amortization event with respect to the Trust. See 12 U.S.C. §1821(e)(13)(C). We would consider a similar position by the Federal Deposit Insurance Corporation in connection with the subject transaction, or the imposition of such an automatic stay, to fall within the exception set forth in clause (a).

We also call your attention to the fact that federal and state banking regulatory authorities have broad powers to restrict actions by banks that such authorities determine to be unsafe or unsound banking practices, including the power to restrict performance of contracts. We note that the Office of the Comptroller of the Currency (the “OCC”) issued a temporary cease-and-desist order against a national banking association in connection with a securitization of that bank’s credit card receivables asserting

September 25, 2013

that, contrary to safe and sound banking practices, that bank was receiving inadequate servicing compensation under its securitization agreements. The OCC ordered that bank, among other things, to resign as servicer within 120 days and to immediately withhold funds from collections in an amount sufficient to compensate it for its actual costs and expenses of servicing. In rendering our opinion, we have assumed that none of the Pooling and Servicing Agreement, any Series Supplement, as defined in the Pooling and Servicing Agreement, or the Collateral Certificate Transfer Agreement, between Discover Bank, as Depositor and Discover Card Execution Note Trust, dated as of July 26, 2007, as executed or to be executed, or the compliance by Discover Bank with the provisions thereof, constitutes or will constitute an unsafe or unsound banking practice.

We express no opinion with respect to (a) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies, or judicial relief; (b) the creation, validity, attachment, perfection, or priority of any lien or security interest; (c) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights; (d) waivers of broadly or vaguely stated rights; (e) covenants not to compete; (f) provisions for exclusivity, election or cumulation of rights or remedies; (g) provisions authorizing or validating conclusive or discretionary determinations; (h) grants of setoff rights; (i) provisions purporting to make a guarantor primarily liable rather than as a surety and provisions purporting to waive modifications of any guaranteed obligation to the extent such modification constitutes a novation; (j) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy; (k) proxies, powers and trusts; (l) provisions prohibiting, restricting, or requiring consent to assignment or transfer of any right or property; (m) any provision for liquidated damages, default interest, late charges, monetary penalties, prepayment or make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty; (n) any provision to the extent it requires that a claim with respect to a security denominated in other than U.S. dollars (or a judgment in respect of such a claim) be converted into U.S. dollars at a rate of exchange at a particular date, to the extent applicable law otherwise provides; (o) provisions permitting, upon acceleration of any debt security, collection of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon; and (p) the severability, if invalid, of provisions to the foregoing effect.

We express no opinion or confirmation as to federal or state securities laws (except as set forth in this letter); tax laws, antitrust or trade regulation laws; insolvency or fraudulent transfer laws; antifraud laws; compliance with fiduciary duty requirements; pension or employee benefit laws; usury laws; environmental laws; margin regulations; laws and regulations relating to commodities trading, futures and swaps; FINRA rules; NFA rules; or the rules of any stock exchange, clearing organization, designated contract market or other regulated entity for trading, processing, clearing or reporting transactions in securities, commodities, futures or swaps (without limiting other laws or rules excluded by customary practice).

September 25, 2013

With your consent, we have assumed for purposes of this opinion (a) that the Series 2007-CC Series Supplement has been duly authorized, executed and delivered by the Trustee and all documents required to be executed and delivered in connection with the issuance and sale of the Certificate have been so executed and delivered by properly authorized persons, (b) the genuineness of all signatures and the legal capacity of all natural persons, (c) that the Pooling and Servicing Agreement and the Series 2007-CC Series Supplement constitute legally valid and binding obligations of the Trustee, enforceable against it in accordance with their respective terms, (d) that the status of the Pooling and Servicing Agreement and the Series 2007-CC Series Supplement as legally valid and binding obligations, and the enforceability of the Certificate in accordance with its terms, have not been affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities, and (e) that since their respective original dates of execution, except as set forth on Exhibit A hereto, the Pooling and Servicing Agreement and the Collateral Certificate Transfer Agreement have not been amended, restated, modified, supplemented, or terminated and no rights thereunder have been released, waived or modified either expressly or by any action or inaction of any party.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.” We further consent to the incorporation by reference of this letter and consent into any Registration Statement or post-effective amendment thereto filed pursuant to Rule 462(b) with respect to the Certificate. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP

Exhibit A

1.	First Amendment to Second Amended and Restated Pooling and Servicing Agreement, dated as of October 18, 2011, between Discover Bank, as Master Servicer, Servicer and Seller, and U.S. Bank National Association, as Trustee.